Exhibit 99.1

FOR RELEASE:	Friday, May 5, 2017 5:00 a.m. Pacific / 8:00 a.m. Eastern

Seattle Genetics Terminates License Agreement with Immunomedics for Sacituzumab Govitecan (IMMU-132)

BOTHELL, WA– May 5, 2017 – Seattle Genetics, Inc. (Nasdaq: SGEN), a global biotechnology company, today announced that it has agreed to terminate its license agreement with Immunomedics, Inc. (Nasdaq: IMMU) for sacituzumab govitecan (IMMU-132) and settle the related litigation. The license agreement had not yet closed due to legal action brought by an Immunomedics stockholder challenging the transaction. The termination and settlement remain subject to court approval.

“The Immunomedics transaction would have effectively utilized our substantial expertise in antibody-drug conjugate (ADC) development to advance IMMU-132 for patients in need,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “However, due to significant delays and lack of progress towards closing the deal, we are turning our full attention and resources to our promising pipeline and the substantial opportunities in front of us, including the upcoming topline data readout from the ADCETRIS ECHELON-1 trial and ongoing or planned pivotal trials of vadastuximab talirine (SGN-CD33A) and enfortumab vedotin (ASG-22ME).”

Effective upon the termination of the license, the parties have agreed to fully settle, resolve and release each other from all disputes, claims and liabilities. As part of the termination, Seattle Genetics will continue to hold 3.0 million shares of Immunomedics common stock, as well as a warrant to purchase an additional 8.7 million shares at $4.90 per share exercisable until December 31, 2017.

About Seattle Genetics

Seattle Genetics is an innovative biotechnology company that develops and commercializes novel antibody-based therapies for the treatment of cancer. The company’s industry-leading antibody-drug conjugate (ADC) technology harnesses the targeting ability of antibodies to deliver cell-killing agents directly to cancer cells. ADCETRIS® (brentuximab vedotin), the company’s lead product, in collaboration with Takeda Pharmaceutical Company Limited, is the first in a new class of ADCs and is commercially available globally in 67 countries for relapsed classical Hodgkin lymphoma (HL) and relapsed systemic anaplastic large cell lymphoma (sALCL). Seattle Genetics is also advancing vadastuximab talirine (SGN-CD33A; 33A), an ADC in a phase 3 trial for acute myeloid leukemia. Headquartered in Bothell, Washington, Seattle Genetics has a robust pipeline of innovative therapies for blood-related cancers and solid tumors designed to address significant unmet medical needs and improve treatment outcomes for patients. The company has collaborations for its proprietary ADC technology with a number of companies including AbbVie, Astellas, Bayer, Celldex, Genentech, GlaxoSmithKline and Pfizer. More information can be found at www.seattlegenetics.com.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the anticipated termination of the license agreement with Immunomedics and settlement of the related litigation and other statements that are not historical facts. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, but are not limited to, the approval of the termination and settlement and dismissal of the related litigation by the Court of Chancery of the State of Delaware. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2017 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Investors:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Media:

Brandi Robinson

(425) 527-2910

brobinson@seagen.com